Exhibit 99.1

News Release

Media Contacts:	Doug Kline/Ralph Richardson Sempra Energy (877) 866-2066 www.sempra.com

Financial Contacts:	Dennis Arriola/Karen Sedgwick Sempra Energy (877) 736-7727

SEMPRA ENERGY REPORTS
FIRST-QUARTER 2003 EARNINGS

        SAN DIEGO, May 1, 2003 -- Sempra Energy today reported unaudited first-quarter 2003 earnings of $88 million, or $0.42 per diluted share, compared with $146 million, or $0.71 per diluted share, for the same period of 2002.

        The 2003 first-quarter results reflect the $38 million, or $0.18 per diluted share, negative effects of implementing new accounting principle EITF 02-3. The components of this non-cash reduction in earnings consist of $29 million, or $0.14 per diluted share, reflected as a cumulative-effect adjustment at Dec. 31, 2002, and an additional $9 million, or $0.04 per diluted share, for the first-quarter effect of the change. EITF 02-3 eliminated mark-to-market accounting for certain commodity-trading assets, changing the timing for revenue recognition.

        For comparison purposes with the first quarter 2002, earnings for the first quarter 2003 would have been $126 million, or $0.60 per diluted share, except for the effects of EITF 02-3.

        Revenues for Sempra Energy rose 27 percent to $1.9 billion in the first quarter 2003 from $1.5 billion in the first quarter 2002. Increased revenues during the first quarter this year resulted from higher commodity prices, primarily at Sempra Energy Utilities.

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        "We expect our 2003 earnings per share to be $2.60 to $2.80, excluding the $0.14-per-share cumulative effect of the change in accounting principle," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "Our California utilities performed well in the first quarter. We also are making progress on several of our key strategic initiatives, especially our expansion into the liquefied natural gas market and bringing new generation facilities online in the Pacific Southwest. Furthermore, we expect our trading business to rebound from a difficult quarter -- as it has done in the past -- and post solid results by year-end."

        Baum said Sempra Energy's liquidity remains strong with more than $2.6 billion in cash and committed credit available at the end of the first quarter 2003. This liquidity position was strengthened in January 2003 through the company's issuance of $400 million of 10-year, 6-percent notes.

Sempra Energy Utilities

         Sempra Energy Utilities contributed $103 million in net income in the first quarter 2003, compared with net income of $113 million in the first quarter last year.

        This reduction in net income was primarily due to the termination at the end of 2002 of sharing in savings resulting from the 1998 merger that formed Sempra Energy.

        SDG&E reported net income in the first quarter 2003 of $45 million, down from $53 million for the same period in 2002. In addition to the smaller impact from merger savings, earnings also decreased due to higher operating and depreciation expenses, partially offset by a gas-procurement award of $4 million after-tax.

        Net income for SoCalGas for the first quarter 2003 was $58 million, compared with $60 million in the same period in 2002.

Sempra Energy Trading

        Sempra Energy Trading reported a net loss of $18 million for the first quarter of 2003, compared with net income of $42 million in the year-earlier period. The quarter's loss was due to a combination of accounting changes and lower profits from energy trading. For comparison purposes, Sempra Energy Trading's earnings for the quarter would have been $19 million, except for the $37 million cumulative and first-quarter effects of EITF 02-3.

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Sempra Energy Resources

        Sempra Energy Resources, the wholesale power-generation subsidiary of Sempra Energy, reported net income of $10 million in the first quarter 2003, compared with a net loss of $3 million in the first quarter 2002. The increase in earnings was primarily due to scheduled deliveries under its long-term contract with the California Department of Water Resources and contributions from the Twin Oaks power plant, which was acquired in November 2002.

        Sempra Energy Resources remains on schedule to bring online three new power plants, representing 1,510 megawatts of generation capacity, during May and June 2003, with an additional 625 megawatts being added by the end of this year. Through 2005, an average of 85 percent of Sempra Energy Resources' peak-generating capability is sold forward, which will provide the unit with predictable earnings and cash flow.

Sempra Energy International

        For the first quarter of 2003, Sempra Energy International's net income decreased to $7 million from $8 million during the same quarter in 2002. The reduction in earnings was primarily attributed to decreased operating earnings from Argentina, offset partially by a positive contribution from the Gasoducto Bajanorte natural gas pipeline in northern Mexico.

        In April 2003, Sempra Energy International announced that it had received an environmental permit from Mexico's environmental agency for the Energía Costa Azul liquefied natural gas (LNG) receiving terminal in Baja California, Mexico. The company expects to receive the remaining two permits shortly. Energía Costa Azul will have the capacity to process up to 1 billion cubic feet per day of natural gas and is expected to be operational by 2006.

        Last week, Sempra Energy LNG Corp., a newly formed affiliate of Sempra Energy International, completed the acquisition of an LNG project in Hackberry, La., from Dynegy Midstream Services LP. The project has been renamed "Cameron LNG" and is scheduled to begin commercial operation in early 2007, pending final regulatory approvals. The facility has the capacity to process up to 1.5 billion cubic feet per day of natural gas.

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         "With natural gas demand outstripping supply in North America, we believe that LNG will be a critical part of the supply mix over the next decade," said Baum. "The Cameron LNG and Energía Costa Azul projects will give us a major presence in the North American LNG market."

Sempra Energy Solutions

        Sempra Energy Solutions, which offers energy outsourcing and commodity services to commercial and industrial customers, recorded a net loss of $1 million in the first quarter 2003, compared with net income of $1 million in the same period in 2002. The first-quarter loss resulted, in part, from a $1 million cumulative effect related to accounting principle EITF 02-3.

Internet Broadcast

        Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with Baum; Neal E. Schmale, executive vice president and chief financial officer, Sempra Energy; Donald E. Felsinger, group president, Sempra Energy Global Enterprises; Edwin A. Guiles, group president, Sempra Energy Utilities; Frank H. Ault, senior vice president and controller, Sempra Energy; and Dennis V. Arriola, vice president of investor relations, Sempra Energy. Access is available by logging onto the Web site at www.sempra.com. For those unable to log onto the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 9599599.

        Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 2002 revenues of $6 billion. The Sempra Energy companies' 12,000 employees serve more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.

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Sempra Energy Trading, Sempra Energy Resources, Sempra Energy International, Sempra Energy LNG Corp. and Sempra Energy Solutions are not the same as the utilities, San Diego Gas & Electric and Southern California Gas Co.

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Legislation Reform Act of 1995. When the company uses words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "would," "should" or similar expressions, or when the company discusses its strategy or plans, the company is making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy and trading markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

SEMPRA ENERGY
Table A

CONSOLIDATED INCOME STATEMENT (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions,except per share amounts)	2003	2002
Operating Revenues
California utilities:
Natural gas	$ 1,162	$ 878
Electric	395	278
Other	366	314
Total	1,923	1,470
Operating Expenses
California utilities:
Cost of natural gas distributed	677	424
Electric fuel and net purchased power	163	61
Other cost of sales	219	132
Other operating expenses	445	410
Depreciation and amortization	148	148
Franchise fees and other taxes	56	44
Total	1,708	1,219
Operating Income	215	251
Other income (loss) - net	(5)	19
Income before Financing Costs and Income Taxes	210	270
Interest income	12	11
Interest expense	(74)	(69)
Preferred dividends / distributions by subsidiaries	(7)	(7)
Income before Income Taxes	141	205
Income taxes	24	59
Income before Cumulative Effect of Change in Accounting Principle	117	146
Cumulative effect of change in accounting principle, net of tax	(29)	-
Net Income	$ 88	$ 146

Weighted-Average Number of Shares Outstanding:
Basic*	206,393	204,853
Diluted*	207,823	206,416
Income before Cumulative Effect of Change in Accounting Principle per Share of Common Stock
Basic	$ 0.57	$ 0.71
Diluted	$ 0.56	$ 0.71
Net Income per Share of Common Stock
Basic	$ 0.43	$ 0.71
Diluted	$ 0.42	$ 0.71
Dividends Declared per Common Share	$ 0.25	$ 0.25

*In thousands of shares

SEMPRA ENERGY
Table B

KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

	Balance at
	March 31,	December 31,
(Dollars in millions, except per share amounts)	2003	2002

Short-Term Debt	$ 412	$ 570
Current Portion of Long-Term Debt	205	281
Long-Term Debt	4,324	4,083
Total Debt	4,941	4,934
Preferred Stock of Subsidiaries	203	204
Mandatorily Redeemable Trust Preferred Securities	200	200
Common Equity	2,892	2,825
Total Capitalization	$ 8,236	$ 8,163

Debt to Total Capitalization	60%	60%
Book Value per Share	$ 13.97	$ 13.79
Cash and Cash Equivalents	$ 803	$ 455
Available Credit Under Committed Lines - Net	$ 1,832	$ 1,650

CAPITAL EXPENDITURES AND INVESTMENTS (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2003	2002
California Utilities:
Southern California Gas	$ 58	$ 70
San Diego Gas & Electric	89	77
Total California Utilities	147	147

Global Enterprises:
Resources	84	56
Trading	7	50
International	26	25
Total Global Enterprises	117	131

Parent & Other	9	11

Consolidated Capital Expenditures and Investments	$ 273	$ 289

SEMPRA ENERGY
Table C

BUSINESS UNIT EARNINGS (Unaudited)

	Three Months Ended
	March 31,
(Dollars in millions)	2003		2002
Income before Financing Costs and Income Taxes
California Utilities:
San Diego Gas & Electric	$ 106		$ 119
Southern California Gas	116		113
Total California Utilities	222		232

Global Enterprises:
Trading	22		65
Resources	11		(5)
International	4		1
Solutions	1		3
Total Global Enterprises	38		64

Financial	(14)		(13)

Parent & Other	(36)		(13)

Consolidated Income before Financing Costs and Income Taxes	$ 210		$ 270

Net Income
California Utilities:
San Diego Gas & Electric	$ 45		$ 53
Southern California Gas	58		60
Total California Utilities	103		113

Global Enterprises:
Trading	(18)	(1)	42
Resources	10		(3)
International	7		8
Solutions	(1)	(1)	1
Total Global Enterprises	(2)		48

Financial	11		7

Parent & Other (2)	(24)		(22)

Consolidated Net Income	$ 88	(1)	$ 146

(1) Consolidated net income includes ($29M) cumulative effect of change in accounting principle. The effects to Trading and Solutions were ($28M) and ($1M), respectively.

(2) Parent interest expense is not allocated to the business units.

SEMPRA ENERGY
Table D

OTHER OPERATING STATISTICS (Unaudited)

	Three Months Ended
	March 31,
CALIFORNIA UTILITIES	2003	2002
Revenues (Dollars in millions)
SDG&E (excludes intercompany sales)	$ 559	$ 427
SoCalGas (excludes intercompany sales)	$ 998	$ 729

Gas Sales (BCF)	121	142
Transportation and Exchange (BCF)	134	138
Total Deliveries (BCF)	255	280
Total Gas Customers (Thousands)	6,146	6,072

Electric Sales (Millions of kWhs)	3,609	3,524
Direct Access (Millions of kWhs)	806	803
Total Deliveries (Millions of kWhs)	4,415	4,327
Total Electric Customers (Thousands)	1,284	1,263

RESOURCES
Power Sold (Millions of kWhs)	1,403	506

SOLUTIONS
Revenues (Dollars in millions)	42	38

INTERNATIONAL
(Represents 100% of these subsidiaries, although only the Mexican subsidiaries are 100% owned by Sempra Energy).
Natural Gas Sales (BCF)
Argentina	42	38
Mexico	9	9
Chile	1	1
Natural Gas Customers (Thousands)
Argentina	1,367	1,324
Mexico	85	72
Chile	36	35
Electric Sales (Millions of kWhs)
Peru	1,018	976
Chile	481	468
Electric Customers (Thousands)
Peru	721	709
Chile	487	476

SEMPRA ENERGY
Table D (Continued)

TRADING

	Three Months Ended
	March 31,
Trading Margin (Dollars in millions)	2003	2002
Geographical:
North America	$ 62	$ 90
Europe/Asia	22	47
Total	$ 84	$ 137

Product Line:
Gas	$ 30	$ 67
Power	(2)	23
Oil - Crude & Products	32	39
Metals	7	4
Other	17	4
Total	$ 84	$ 137

Physical Statistics
Natural Gas (BCF/Day)	13.5	9.5
Electric (Billions of kWhs)	66.1	22.8
Oil & Liquid Products (Millions Bbls/Day)	1.4	2.4

	Fair
	Market Value
	March 31,	Scheduled Maturity (in months)
Liquidity of Net Unrealized Revenue (Dollars in millions)	2003	0 - 12	13 - 24	25 - 36	> 36
Sources of Over-the-Counter (OTC) Fair Value:
Prices actively quoted	$ 428	$ 460	$ (62)	$ 28	$ 2
Prices provided by other external sources	(1)	(4)	(2)	-	5
Prices based on models and other valuation methods	25	5	7	2	11
Total OTC Fair Value (1)	452	461	(57)	30	18

Maturity of OTC Fair Value
Percentage	100.0%	102.0%	(12.6%)	6.6%	4.0%
Cumulative Percentages		102.0%	89.4%	96.0%	100.0%

Exchange Contracts (2)	(10)	$ (18)	$ 5	$ (1)	$ 4

Total Net Unrealized Revenue	$ 442

(1) The present value of unrealized revenue to be received or (paid) from outstanding OTC contracts
(2) Cash (paid) or received associated with open Exchange Contracts

	March 31,	December 31,	September 30,	June 30,	March 31,
Credit Quality of Unrealized Trading Assets (net of margin)	2003	2002	2002	2002	2002
Commodity Exchanges	7%	3%	6%	11%	12%
Investment Grade	62%	67%	69%	69%	64%
Below Investment Grade	31%	30%	25%	20%	24%

	Three Months Ended
	March 31,
Risk Adjusted Performance Indicators	2003	2002
VaR at 95% (Dollars in millions) (1)	$ 10.0	$ 6.5
VaR at 99% (Dollars in millions) (2)	$ 14.1	$ 9.2
Risk Adjusted Return on Capital (RAROC) (3)	14%	34%

(1) Average Daily Value-at-Risk for the period using a 95% confidence level
(2) Average Daily Value-at-Risk for the period using a 99% confidence level
(3) Average Daily Trading Margin/Average Daily VaR at 95% confidence level